UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CĪON INVESTMENT CORPORATION
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Recently, you received proxy materials by e-mail or mail from CION Investment Corporation (“CIC”) advising you that we are preparing CIC for a potential listing of its shares of common stock on a national securities exchange (such as the New York Stock Exchange) within the next 6 to 12 months, subject to market conditions and other factors (a “Listing”). To facilitate a Listing, CIC is seeking approval from its shareholders to, among other things, amend its charter and amend its investment advisory agreement with CION Investment Management, LLC (“CIM”), its investment adviser.
CIC’s Board of Directors (the “Board”) unanimously recommends that shareholders vote “For” each of the proposals to be considered and voted on at the Annual Meeting of Shareholders to be held virtually on July 8, 2021 at 5:00 p.m. Eastern Time.
We urge you to carefully read the proxy materials, including the proxy statement, as they describe in detail all of the proposals to be considered by CIC’s shareholders. The proxy materials are available at www.proxyvote.com.
Information About the Meeting
What is changing in the charter?
CIC is asking shareholders to approve five (5) separate proposals that will all (i) amend and restate CIC’s charter to conform more closely certain provisions in CIC’s charter to provisions in the charters of other Listed BDCs and (ii) provide for a share transfer lockup upon Listing generally consistent with that implemented by other Listed BDCs (the “Staggered Lock-Up”). Even if approved by CIC’s shareholders, the charter amendment proposals will not be implemented unless and until a Listing occurs.
How does the Staggered Lock-Up restrict the transferability of a shareholder’s shares?
The Board determined that, without the prior written consent of the Board, a shareholder is only able to transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, or otherwise dispose of or encumber (if he or she chooses):
•	up to one-third of the shares held by such shareholder prior to the date of the Listing commencing on the Listing;
•	up to two-thirds of the shares held by such shareholder prior to the date of the Listing commencing 180 days following the Listing; and
•	all of the shares held by such shareholder prior to the date of a Listing commencing 270 days following the Listing.
Why does management and the Board believe the Staggered Lock-Up is in the best interests of CIC and all shareholders?
There is currently no market for the shares and the shares can only be transferred with CIC’s consent; however, following a Listing, shares will generally be freely transferable subject to applicable law. Even if a substantial number of sales are not affected, the mere perception of the possibility of these sales could depress the market price of CIC’s shares and have a negative effect on its ability to raise capital in the future. In addition, any decrease in the market price of the shares would result in lower prices that shareholders would realize from the sale of their own shares in the public market. Anticipated downward pressure on the share price due to actual or anticipated sales of shares from this market overhang could cause some institutions or individuals to engage in short sales of CIC’s shares, which could itself cause the price of the shares to decline. In response, the Staggered Lock-Up is intended to help stabilize the market price of the shares in the immediate aftermath of a Listing.
It is important to note that the terms of the proposed Staggered Lock-Up are in-line with the transfer restrictions imposed on similarly situated BDCs’ shareholders.

What generally is changing in the amended investment advisory agreement with CIM?
CIC is seeking approval of a proposed advisory agreement that would (i) reduce the annual base management fees payable by CIC to CIM upon the occurrence of certain events, (ii) amend the structure of the subordinated incentive fee on income payable by CIC to CIM and reduce the hurdle and the incentive fee rates, (iii) reduce the incentive fee on capital gains payable by CIC to CIM, and (iv) delete provisions required by the NASAA Guidelines. These changes, in the aggregate, may lead to the payment of higher or lower fees to CIM for its management of CIC depending upon CIC’s performance. As detailed in the proxy statement, had the proposed advisory agreement been in effect during the year ended December 31, 2020, the fees payable to CIM would have been higher by approximately $1 million, or approximately 2.5%. Even if approved by shareholders, the advisory agreement amendment proposal will not be implemented unless and until a Listing occurs (except, as described in greater detail in the proxy statement, for the change to the calculation of the subordinated incentive fee payable to CIM such that it is based on net assets rather than “Adjusted Capital”, which is not dependent upon a Listing).

What is changing about the base management fee structure?
The proposed advisory agreement would reduce the annual base management fee from 2.0% to 1.5% of the average value of CIC’s gross assets (including cash pledged as collateral for CIC’s secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets), to the extent that CIC’s asset coverage ratio is greater than or equal to 200% (i.e., $1 of debt outstanding for each $1 of equity).
Also, the annual base management fee would be reduced further to 1.0% of the average value of CIC’s gross assets (including cash pledged as collateral for CIC’s secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets), that result in CIC’s asset coverage ratio dropping below 200%. Under the 1940 Act, CIC is not currently permitted to incur indebtedness that would cause its asset coverage ratio to drop below 200%, however CIC may in the future seek shareholder approval to incur additional leverage down to an asset coverage ratio of 150% (i.e., $2 of debt outstanding for each $1 of equity).
For example:

*	$1 of debt outstanding for each $1 of equity
**	$2 of debt outstanding for each $1 of equity
What is first changing about the subordinated incentive fee on income?
The proposed advisory agreement would first amend the structure of the subordinated incentive fee on income in a manner that would express the “hurdle rate” required for CIM to earn, and be paid, the incentive fee as a percentage of the CIC’s “net assets” rather than “Adjusted Capital”. This change would be effective upon shareholder approval and is not dependant on a Listing.
“Adjusted Capital” is defined in the current advisory agreement to mean cumulative gross proceeds generated from issuances of CIC’s common stock (including its distribution reinvestment plan) reduced for distributions to shareholders that represent a return of capital and amounts paid for share repurchases pursuant to CIC’s share repurchase program. This provision was initially designed to work in connection with CIC’s former continuous public offerings and its share repurchase program. CIC’s follow-on continuous public offering ended on January 25, 2019, the date on which CIC closed the public offering of its Shares. Also, upon a Listing, CIC would no longer conduct a share repurchase program. Therefore, the concept of “Adjusted Capital” will no longer be relevant to CIC. This change is consistent with provisions in investment advisory agreements of other Listed BDCs.
What else is changing about the subordinated incentive fee on income?
The proposed advisory agreement would also reduce the hurdle and the incentive fee rates. The hurdle rate would be reduced from 1.875% per quarter or an annualized rate of 7.5%, to 1.625% per quarter or an annualized rate of 6.5%. The “catch up” hurdle of 9.375% (annualized) or 2.34375% per quarter would be reduced to 7.879% (annualized) or 1.96975% per quarter, and once the hurdle and “catch up” rates are exceeded, the amount of pre-incentive fee net investment income that CIC would pay would be reduced from 20.0% to 17.5%.
As a result of these proposed revisions, the subordinated incentive fee on income would be calculated and payable quarterly in arrears based on pre-incentive fee net investment income for the most recently completed calendar quarter, subject to a “hurdle rate”, expressed as a rate of return on CIC’s net assets, equal to 1.625% per quarter, or an annualized rate of 6.5%. CIC would pay 100% of pre-incentive fee net investment income once the hurdle rate is exceeded until the annualized rate of 7.879% (or 1.96975% per quarter) is exceeded, at which point CIC would pay 17.5% of the amount of pre-incentive fee net investment income that exceeds the annualized rate of 7.879% (or 1.96975% per quarter).
What is changing about the incentive fee on capital gains?
Under the proposed advisory agreement, the incentive fee on capital gains payable by CIC would be reduced from 20.0% to 17.5%.
Why is CIC seeking shareholder approval permitting CIC to sell or otherwise issue shares, not exceeding 25% of its then outstanding shares, at a price below net asset value?
Although in August 2020 CIC’s shareholders authorized CIC to sell or otherwise issue shares, not exceeding 25% of its then outstanding shares, at a price below net asset value, such approval is only valid until August 2021 (one year after shareholder approval). CIC has not issued any shares below net asset value to date.
From time to time, capital markets may experience periods of disruption and instability. The market is currently experiencing such a period of severe instability due to the effects of the COVID-19 pandemic and the measures taken to contain it. This period of market disruption and instability may adversely affect CIC’s access to sufficient debt and equity capital. Debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions. Further, although CIC has terminated its public offering, it may be advantageous to seek to raise additional equity capital in private placements, which would be greatly aided by the flexibility of being able to offer shares at a price below current net asset value. This access to equity capital will allow CIC to better negotiate with its lenders and avoid CIC from being a forced seller of assets in this current marketplace. It will also preserve financial flexibility during these uncertain times for other purposes, such as providing liquidity to troubled portfolio companies by participating in a capital restructurings. In addition, CIC believes that additional attractive investment opportunities may present themselves during this period.
Although shareholders should consider the dilutive effect of CIC issuing shares below net asset value, it is important to note that CIC’s ability to issue such shares is subject to certain restrictions and limitations, including, among others described in the proxy statement (i) such issuances must occur within one year after shareholder approval, (ii) the Board, including a majority of the independent directors, must approve such issuances as in the best interests of CIC and the shareholders at the time of issuance, and (iii) such issuances cannot exceed 25% of CIC’s then outstanding shares. Also, if approved by shareholders, the authorization will be conditioned upon a future Listing.

Are there any other proposals on the agenda for the annual meeting?
Yes, one final proposal. Mark Gatto and Michael A. Reisner, co-CEOs and Co-Chairmen, are up for re-election to the Board of Directors for a three-year term consistent with the terms of all other directors. This proposal is unrelated to the Listing and the re-election will be effective immediately upon approval by shareholders.
What are the next steps?
You should have received your proxy materials by e-mail or mail. CIC’s proxy solicitor, Broadridge Financial Services, Inc. (“Broadridge”), will begin calling shareholders in approximately one week and plans to continue to call shareholders who have not voted until the required votes approving the proposals are received. Once your vote has been received, Broadrige will remove you from the call list.
As a result, we encourage you to carefully read the proxy materials and vote on each proposal at your earliest convenience using one of the following quick and easy methods: